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On February 5, 2007, Altiris, Inc. held a conference call to discuss its financial results for fourth quarter 2006. The transcript of the conference call is set forth below.

FINAL TRANSCRIPT
Thomson StreetEventsSM
ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Event Date/Time: Feb. 05. 2007 / 5:00PM ET

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
CORPORATE PARTICIPANTS
Bradley Gittings
Altiris, Inc — Director of Investor Relations
Greg Butterfield
Altiris, Inc — President & CEO
Stephen Erickson
Altiris, Inc — CFO
CONFERENCE CALL PARTICIPANTS
Walter Pritchard
Cowen and Company — Analyst
Terry Tillman
SunTrust Robinson Humphrey — Analyst
Aaron Schwartz
JPMorgan Chase & Co. — Analyst
Scott Zeller
Needham & Co. — Analyst
Gabe Lowy
C.E. Unterberg, Towbin — Analyst
Todd Raker
Deutsche Bank — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Altiris’ 2006 fourth quarter earnings conference call.
[OPERATOR INSTRUCTIONS]
I will now turn the presentation over to Mr. Bradley Gittings, Director, Investor Relations. Please proceed, sir.
Bradley Gittings - Altiris, Inc — Director of Investor Relations
Thank you, Leticia. Hello, this the Brad Gittings, Director of Investor Relations for Altiris, and today I am joined by Greg Butterfield, President and CEO of Altiris, and Steve Erickson, CFO.
Before we begin, I would like to remind everyone that the information discussed on this call contains forward-looking statements regarding future events or the future performance of the Company’s business. Such forward-looking statements include those relating to our expectations regarding the closing of the Symantec acquisition, the benefits of the proposed combination of Symantec and Altiris, the expansion of our relationship with Dell and other growth catalysts in 2007.
We wish to caution you that such statements are based on management’s current expectations and actual results may differ materially from those set forth. Additional information concerning factors that may cause actual results to differ can be found in both Altiris’ and Symantec’s filings with the SEC. During the call, we will disclose non-GAAP financial measures. The reconciliation between non-GAAP and GAAP measures can be found in the table accompanying the press release and posted on our website.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Lastly, the subject matter discussed on this conference call will be addressed in a proxy statement to be filed by Altiris with the SEC, which may be obtained without charge at the SEC’s website following the filing. We urge you to read it when it becomes available, because it will contain important information.
And now I will turn the call over to Greg Butterfield, CEO of Altiris.
Greg Butterfield - Altiris, Inc — President & CEO
Thank you, Brad, and thanks to all of you for joining us today as we report record revenue for the fourth quarter and fiscal year 2006.
As you know, last week Altiris signed a definitive agreement to be acquired by Symantec. We currently anticipate that the closing will occur in the second quarter of calendar year 2007. We expect this transaction will leverage our respective core competitive advantages, we believe that Altiris’ leadership in provisioning, configuration management, remediation and migration, and Symantec’s extensive expertise in end point security, compliance, and backup will provide customers comprehensive and secure end point management solutions.
On today’s call, I will first discuss some of our accomplishments in the fourth quarter and we will then discuss our achievements in 2006 before turning the call over to Steve for financial highlights. For the fourth quarter, we reported total revenue of $60.4 million and non-GAAP earnings per diluted share of $0.27.
The fourth quarter also closes a strong 2006, where we reported record revenue of $229.4 million, up 22% over the prior year. Non-GAAP net income increased 130% to $31.7 million or $1.09 per diluted share.
In November, Dell announced a new systems management strategy with Altiris based largely on our solid technology and our successful execution in the past. This extends our partnership to provide co-developed open managed hardware and software management tools based on the Altiris unified management architecture. We believe that this new relationship will significantly extend our penetration into the broader Dell market, both in client and server management.
Customers will be able to combine systems and hardware management under one console, making their systems more secure and reducing the cost and complexity of their IT environments. The Altiris development platform continued to build momentum in the fourth quarter, as third party vendors continued to develop and integrate their unique solutions with the Altiris’ architecture.
In the fourth quarter, we experienced continued success with our VARs and system integrators adding to the overall strength of our channel. We also announced two new MSP focussed products, including a new subscription licensing model. Symantec and Altiris are both members of the MSP alliance and we believe our joint product offering will help create new and recurring sources of revenue for our MSP partners.
Our security offerings, integrated with our client server management technology and SVS or software virtualization solution, continued to guide Altiris into large enterprise customers in the fourth quarter. A large insurance company that purchased 12,000 nodes of CMS recognized SVS as a key differentiator against the competition. This customer needed to keep their IT architecture [passion] up to date with better distribution of their business-critical applications. SVS provided them with improved application management and is helping them meet their business uptime requirements. This example also validates the convergence of security and IT operations.
In 2006, Altiris reached several important milestones. We successfully established the Altiris architecture as a development platform. We enhanced our product portfolio, including the release of SVS, and we further developed our partner channels with the addition of new revenue-producing partners and the expansion of our Dell relationship.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
We are very pleased with our overall performance we made in the fourth quarter and in 2006, and as always, want to sincerely thank our employees, customers, and partners for another successful year.
I will now turn the call over to Steve for details on our financial performance. Steve?
Stephen Erickson - Altiris, Inc — CFO
Thanks, Greg, and thanks to all of you for joining us today as we report fourth quarter and fiscal year 2006 results.
Total revenue for the quarter was $60.4 million, up 33% over the prior year and up 8% over the prior quarter. Non-GAAP net income for the fourth quarter was $7.9 million or $0.27 per diluted share. GAAP net income, including $1.7 million in amortization of acquired core technology, $815,000 in amortization of intangible assets, $3.3 million in stock-based compensation, and $264,000 in warrant expense was $3.6 million or $0.12 per diluted share.
For the fiscal year, we reported total revenue of $229.4 million, up 22% over 2005. Non-GAAP net income for 2006 was $31.7 million, or $1.09 per diluted share, up from $13.8 million and $0.48 per diluted share in 2005. GAAP net income for 2006, including $6.8 million related to the amortization of acquired core technology, $3.8 million related to the amortization of intangible assets, $12.3 million in stock-based compensation, $42,000 in restructuring charges, and $264,000 in warrant expense was $15.5 million and $0.53 per diluted share.
License revenue in 2006 increased 17% to $121.1 million and service revenue increased 29% to $108.3 million. We want to remind you of the $7.2 million of revenue that was carried over from the fourth quarter of 2005 to the first quarter of 2006 due to the delayed shipment of license keys. This revenue carryover has created greater upside to our year-over-year comparison against our fourth quarter 2005 results.
The fourth quarter 2006 non-GAAP operating margin was 17% compared to 3% reported in the fourth quarter of 2005. For fiscal year 2006, we achieved a non-GAAP operating margin of 18%. In the quarter, international revenue represented 35% of total revenue.
License revenue in the quarter was $32.1 million, up 44% over the prior year. Our license mix was 53% reflecting strong sales activity in our suite solution. Our OEM channel contributed 33% of revenue in the quarter. VARs and SIs were 43% and direct sales were 24%. Dell represented 22% of revenue and HP represented 10%. There were a record 119 deals over $100,000 in the quarter.
Turning to the operating model, we reported non-GAAP operating income of $10.2 million, up from $1.4 million reported in the same period of last year. Sales and marketing expenses for the fourth quarter were $25.1 million or 42% of revenue. R&D expenses were $12.2 million or 20% of revenue, and G&A expenses were $6.6 million or 11% of revenue.
Other income was $2 million, which consisted primarily of net interest income. Fully diluted shares used to calculate EPS were $29.7 million. Turning to the balance sheet, we generated $11.1 million in cash from operations and closed the quarter with cash and short-term investments of $189.8 million.
Deferred revenue increased to $66.1 million in the quarter, up from $61.5 million in the previous quarter. Accounts receivable were $56.4 million at the end of the quarter, DSOs were 86 days as compared to 73 days in the prior quarter. Our higher DSOs were the result of several large transactions closing in the last month of the quarter. Due to the transaction we announced with Symantec last week, we will not be providing any guidance.
With that, I will turn the call back over to Greg.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Greg Butterfield - Altiris, Inc — President & CEO
Thank you, Steve.
Driven by customer demand, the convergence of security and IT operations is a reality in today’s IT market. We believe the combination of the Altiris’ leadership and innovation and service-oriented management solutions and Symantec’s expertise in end point security, compliance, and backup positions us to offer total package suites that address this market trend. Furthermore, we believe the similar visions and philosophies that we share with Symantec will allow to us capitalize on these and other upcoming technology trends and end point markets.
Altiris is still looking forward to several imminent catalysts to drive our business in 2007, including customer migration to Microsoft Vista, Intel Vpro technology, our enhanced relationship with Dell, geographic expansion, growth in the public sector, and a growing value added reseller channel. We believe that when the acquisition is completed, we’ll be in position to leverage Symantec’s leading security technology, international market presence, and a strong consumer play in a broad segment of vertical markets.
We believe our joint offering will also put both companies in a stronger position to address the growing complexity of customer’s IT infrastructures with solutions to address the convergence of IT operations and security. I believe our highly synergistic distribution strategies and our pursuit of [common] technologies will enable us to deliver industry leading solutions for end point security and systems management for years to come.
With that, I will now turn the call back over to the operator for Q&A. Operator, please go ahead.
QUESTIONS AND ANSWERS
Operator
[OPERATOR INSTRUCTIONS] And your first question comes from the line of Walter Pritchard with SG Cowen. Please proceed.
Walter Pritchard - Cowen and Company — Analyst
Hey guys, just two questions. Steve, around margins, it looks like they were sort of flattish to up a little bit year-over-year. Largely irrelevant for you guys as an independent company, but just trying to understand why you didn’t see more leverage year-over-year or sequentially in terms of the margins.
Stephen Erickson - Altiris, Inc — CFO
If you look at our margins in Q4 2005, if you’re looking at it with the $7.2 million in for the year we were basically flat and slightly up overall for the year in 2006 compared to 2005. Again, you need to take into consideration that $7.2 million that flowed into Q1 from Q4 of last year.
Walter Pritchard - Cowen and Company — Analyst
Yes, it looks like it was about flattish year-over-year in Q4 on revenue that was maybe up, I don’t know, $8 million or so would imply that you’re not getting a lot of leverage on that incremental $8 million that you did over last year.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Stephen Erickson - Altiris, Inc — CFO
Well, again, we are continuing to invest in our future, we have the new relationship with Dell that we are investing in, creating an infrastructure that is going to manage our solutions going out that’s taking an investment on the Altiris part. As so, we feel like we’re making the right investments to ensure our success for several years to come.
Walter Pritchard - Cowen and Company — Analyst
Great. Anymore detail you can give us around Dell? I know you’ve been prohibited from talking about some of the stuff, but anymore detail you can enlighten us with?
Greg Butterfield - Altiris, Inc — President & CEO
I don’t know that there’s anything new, Walter, to really report. We continue to receive good momentum with Dell. As you know, the agreement was signed in the fourth quarter.
We haven’t seen any of the lift from the sales standpoint based on the changing compensation, because that was done towards the end of the quarter. But we continue to build out that unified management architecture. We continue to train the sales reps, comp plans have been put in place, so we really view that as a 2007 lift going forward.
Walter Pritchard - Cowen and Company — Analyst
Great. Thanks and congratulations to you guys.
Greg Butterfield - Altiris, Inc — President & CEO
Thanks, Walter.
Operator
And your next question comes from the line of Terry Tillman with SunTrust Robinson Humphrey. Please proceed.
Terry Tillman - SunTrust Robinson Humphrey — Analyst
Hey, guys. First, congrats on the deal, and a couple easy questions for you.
First, Greg, in terms of the SVS product, in our research we have come across some potential licensing issues around certain third party APS where there’s just some complexity around the licensing. Is that a stumbling block still for broader adoption of SVS?
Stephen Erickson - Altiris, Inc — CFO
I don’t know that that’s an issue going forward. Of course we don’t interrupt any other softer companies [inaudible] or license agreement. I think the real challenge is that it’s a newer technology, we’re still working out user case scenarios, so you do not see a lot of upside to date as a stand-alone product, but as indicated in this script in the past two quarters where we report it, we continue to see this as a key differentiator, and as we look forward with a combined new company, we see several potential

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
end user opportunities combining this with some security offerings. So we still are very high on the product and are excited about the potential long-term.
Terry Tillman - SunTrust Robinson Humphrey — Analyst
Okay, and then just in terms of—Greg, maybe you could help a little bit on the pedestal and the bind view. The product rationalization or the degree of overlap that’s going to have to be dealt with.
Greg Butterfield - Altiris, Inc — President & CEO
Terry, once again, as you know, we’ve signed a definitive agreement and at this time we’re happy to answer specific questions about Altiris and we’d need to defer any combined product technology discussion once the transaction is closed. So I don’t know that there’s really anything else that I can provide at this time.
Terry Tillman - SunTrust Robinson Humphrey — Analyst
Okay. Fair enough. Good luck.
Greg Butterfield - Altiris, Inc — President & CEO
Thank you.
Operator
And your next question comes from the line of Aaron Schwartz with JP Morgan. Please proceed.
Aaron Schwartz - JPMorgan Chase & Co. — Analyst
Good afternoon. I was wondering if you could comment on the Dell agreement that was signed in the quarter, if that had any impact on the business through that channel?
Stephen Erickson - Altiris, Inc — CFO
Once again, the technology that—or the agreement that was recently signed was building out a unified management architecture that would allow Dell to take hardware instrumentation as well as other third party company’s products and build on top of that architecture to give Dell customer’s the same benefit that Altiris has been providing for multiple years, where you have a common architecture with modular solutions that sit on top.
To date, we have not yet released any new Dell instrumentation on top of that architecture. So from a product standpoint, no new products were released. I believe that it validates our platform and architecture going forward, but you’ve not seen it in any of the Q4 numbers.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Aaron Schwartz - JPMorgan Chase & Co. — Analyst
Okay, and then to the extent that you can comment, how should that agreement impact the trajectory of revenue through that channel in ‘07, and also your plans for investment around Dell. Are you looking to put more developers down with Dell or invest more on the sales and marketing around that?
Stephen Erickson - Altiris, Inc — CFO
Again, as we mentioned last quarter, we are making an investment in that relationship. Primarily around some developers for this new technology, this new platform. But we have not given any guidance or future discussion about how we anticipate it will impact our revenues in 2007, nor are we prepared to do that at this point.
Aaron Schwartz - JPMorgan Chase & Co. — Analyst
Okay. If I could shift gears a little bit to your MSP model, I was just wondering what you look at there in terms of assumptions for maybe some of your revenue getting recognized more in a ratable fashion as customers look toward that model.
Stephen Erickson - Altiris, Inc — CFO
Yes, the MSP model, of course, is a subscription model for us. It means instead of recognizing license revenue up front, which we do in our business now, which is perpetual, that will certainly be a ratable type of revenue recognition or recognized over the life of that subscription agreement. This is a new program for us.
It was insignificant in 2006 and as far as license revenue, it would have the impact of putting more on the deferred—in the deferred line in this new line of business that we don’t think is necessarily going to take away from our existing business with our enterprise customers, small to medium market other than the smallest of the small markets who had probably be looking for MSP solutions.
Greg Butterfield - Altiris, Inc — President & CEO
Once again, Aaron, that’s targeted towards the smallest of customers that are out there and it’s currently a segment that we really haven’t been servicing for the past six, seven years.
Aaron Schwartz - JPMorgan Chase & Co. — Analyst
Okay, so it would be fair to assume that that’s just customers that you may not have captured through your other offerings?
Greg Butterfield - Altiris, Inc — President & CEO
It’s incremental.
Stephen Erickson - Altiris, Inc — CFO
Correct.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Aaron Schwartz - JPMorgan Chase & Co. — Analyst
That’s it for me. Congratulations on the results and the transaction.
Greg Butterfield - Altiris, Inc — President & CEO
Thanks, Aaron.
Operator
And your next question comes from is line of Scott Zeller with Needham and Company. Please proceed.
Scott Zeller - Needham & Co. — Analyst
Hi, good afternoon. I wanted to ask about the sales and partnering organization. Do you have any mechanism in place for a retention at this point for partnering with your large OEMs and also for direct salespeople?
Greg Butterfield - Altiris, Inc — President & CEO
What I will say is that Altiris’ relationship continues to be very strong with our largest partners. We’ve already talked about Dell and the signing of the new agreement.
I believe that the HP relationship, given the fact that Symantec is a large partner with HP, Altiris has been a large partner of HP, that that relationship is going to be equally as strong going forward, and overall feedback that we’ve received from customers, partners, which would include all of our VARs and systems integrators has been very positive. Outside of that until, once again, this transaction closes, it’s going to be very difficult to give you more definitive data.
Scott Zeller - Needham & Co. — Analyst
Okay, and then the last question, competitive update with LAN Desk?
Greg Butterfield - Altiris, Inc — President & CEO
Oh, the competitive landscape really did not change in Q4. LAN Desk, we actually saw more competition in Q3 than Q4 as I look at the competitive reviews. And maybe that’s because they’re going through a different channel. But we actually saw less competitive situations with LAN Desk in Q4 over prior quarters.
Scott Zeller - Needham & Co. — Analyst
Thank you.
Operator
[OPERATOR INSTRUCTIONS]
And your next question comes from the line of Gabe Lowy with Unterberg, Towbin . Please proceed.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Gabe Lowy - C.E. Unterberg, Towbin — Analyst
Thank you. My questions have been answered, so let me just add my congratulations and best of luck.
Greg Butterfield - Altiris, Inc — President & CEO
Thank you, Gabe.
Operator
And your next question comes from the line of Todd Raker with Deutsche Bank. Please proceed.
Todd Raker - Deutsche Bank — Analyst
Hey, guys. Two questions and I’m sorry I may have missed this earlier on, but I was hopeful you guys could just give us a little bit more insight in terms of the process around the acquisition and what percentage of shareholders do you need in favor of the deal?
And then the second question I have for you, Greg, is can you just talk about steps that Symantec may have taken to retain the employees once the transaction is complete, especially on the technical side, like Duane and some of his guys?
Stephen Erickson - Altiris, Inc — CFO
Yes, Todd, I’ll take the first part of that. We will be sending out a proxy statement to our shareholders probably before the end of February, we’ll have that out. Of course, it would take a majority vote of our shareholders for this transaction, and then, of course, we’ll close the transaction as soon as we get all the approvals.
We also have a regulatory approval with HSR, we will be filing for as quickly as we can. And once those things are completed, we will close as soon as it make sense to do so.
Greg, I’ll let you talk about retention.
Greg Butterfield - Altiris, Inc — President & CEO
All right. From a retention standpoint, let me just say that this will be kept as a separate business unit inside of Symantec. I will be operating as Group President reporting to Mr. Thompson, and as I said in the script, we believe that customers want fewer solutions, tighter integration.
We believe that customers want a complete closed loop, which is the integration of security and operations management, and this is a vision, this is something that we’re passionate about. We’ve been working on for seven years. We view the combination with Symantec being the next chapter in giving us the ability to take it to the next level and as a result, key employees have signed employment agreements and employees are excited about our ability to take this to the next level and fulfill on the next chapter.
So I don’t see a problem with retention at this time.

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FINAL TRANSCRIPT
Feb. 05. 2007 / 5:00PM, ATRS — Q4 2006 Altiris, Inc Earnings Conference Call
Todd Raker - Deutsche Bank — Analyst
Okay. Thanks, guys. Congratulations again.
Stephen Erickson - Altiris, Inc — CFO
Thanks, Scott.
Operator
Ladies and gentlemen, this now concludes the question-and-answer session. Thank you for your participation in the Altiris 2006 fourth quarter earnings conference call.
This concludes the presentation. You may all disconnect and have a good day.
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Additional Information
Altiris intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.
Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Altiris’ directors and executive officers is set forth in Altiris’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 26, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Altiris’ Investor Relations page on its corporate website at www.altiris.com.